Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

F. BRAD DENARDO, CHAIRMAN, PRESIDENT & CEO

(540) 951-6213   bdenardo@nbbank.com

LORA JONES, TREASURER & CFO

(540) 951-6222   ljones@nbbank.com

NATIONAL BANKSHARES, INC. DECLARES SEMI-ANNUAL DIVIDEND

BLACKSBURG, VA, MAY 11, 2022: The Board of Directors of National Bankshares, Inc. (NASDAQ Capital Market: NKSH) today approved payment on June 1, 2022 of a semi-annual dividend of $0.72 per share to all stockholders of record as of May 23, 2022. This is an increase from the $0.70 per share dividend paid on June 1, 2021. President and CEO F. Brad Denardo commented, “National Bankshares continues to be profitable, efficient, and well-capitalized. We are pleased to reward our stockholders’ investment with this dividend payment, and we are grateful for their ongoing support.”

In other business, the Board renewed its authorization of a stock repurchase plan under which management is authorized to purchase up to 250,000 shares of National Bankshares, Inc.’s common stock in the open market.  The authorization extends from June 1, 2022 to May 31, 2023. The Company’s current stock repurchase plan expires on May 31, 2022. The Company’s management has not yet determined how many shares, if any, might be purchased under the continued stock repurchase plan.

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 24 full-service offices and one loan production office throughout Southwest Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the NASDAQ Capital Market under the symbol “NKSH.” Additional information is available at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com